Exhibit 99.1

Press Release
For Immediate Distribution

OVERLAND STORAGE REPORTS
FISCAL 2007 FOURTH QUARTER RESULTS
Cash Flow Turns Positive
New CEO and Interim CFO Named

SAN DIEGO – August 9, 2007 – Overland Storage, Inc. (NasdaqNGS: OVRL) today reported fourth quarter and full-year results for its fiscal year ended June 30, 2007.

Net revenue for the fiscal 2007 fourth quarter was $34.1 million, compared with $41.7 million for the same period a year ago.  The company reported a net loss of $6.0 million, or $0.47 per share, for the fiscal 2007 fourth quarter compared with a net loss of $6.8 million, or $0.52 per share, for the same period a year earlier.

For the fiscal year ended June 30, 2007, the company reported net revenue of $160.4 million compared with $209.0 million for the prior fiscal year.  The net loss for the year was $44.1 million, or $3.45 per share, compared with a net loss of $19.5 million, or $1.42 per share, a year earlier.  Included in the fiscal 2007 loss is an $8.4 million charge, or $0.65 per share, related to the impairment of acquired technology.

The company noted that revenue for its fiscal 2007 fourth quarter decreased 18 percent from the prior year quarter, due primarily to a 22 percent decline in sales to the company’s largest OEM customer.  Although product sales in the company’s branded channel declined 17 percent from the prior year quarter, sales of spares and service posted a 30 percent gain.  Softness in the company’s branded channel, also noted by other industry participants, was experienced in both the company’s tape and disk-based appliances.  The company noted that due to a June launch of REO® 4500, REO 9100 and ULTAMUS™ RAID 4800, these products did not materially contribute to revenue in the fourth quarter.

The company posted sequential improvement in gross margin from 13.3 percent in the fiscal 2007 third quarter to 18.1 percent in the fiscal 2007 fourth quarter.  On a year-to-year basis, the 18.1 percent in the fiscal 2007 fourth quarter compared to 22.3 percent in the fiscal 2006 fourth quarter.  Gross margin in both the fiscal 2007 third and fourth quarters was negatively impacted by under-absorbed manufacturing costs, although to a significantly less extent in the fourth quarter.

Operating expenses of $12.0 million in the fiscal 2007 fourth quarter declined by approximately $6.4 million or 35 percent compared to the fiscal 2006 fourth quarter.

R&D spending declined 52 percent, or $2.8 million, reflecting the completion of many of the company’s product development programs as well as staff reductions.  Sales and marketing expenses declined 29 percent, or $2.7 million, reflecting lower spending on marketing programs and staff reductions.  G&A expenses declined 25 percent, or $0.9 million, primarily as a result of decreased spending on IT projects and reduced legal and accounting fees.

“I am extremely pleased to announce that Vern LoForti, who has been Overland’s CFO for nearly 12 years, is now our new president and CEO and a member of our board of directors,” said Scott McClendon, chairman of the board, and former interim president and CEO.  “Vern and I worked closely together during the years when I was CEO, and again since last November when I returned to the company in a full-time capacity.  No one knows the company better, and no one is better qualified to execute the strategy and lead the company in its return to profitability.  The board recognizes that Vern’s strengths and knowledge go well beyond the functions of finance.  He is a leader and a confidence builder.”

“When I returned to Overland in November 2006, we faced challenges in the major functional areas of the company.  We needed to address issues in manufacturing, product development and delivery, and sales and marketing.  We have addressed each of these issues, and I believe have either corrected them, or made significant progress towards doing so.  Although the turnaround is not complete, I am confident that Vern is up to the challenge and will continue the transition with the required discipline and eye to execution.  As chairman of the board, I will continue to be available to Vern to assure a smooth transition,” stated McClendon.

Commenting on the results, LoForti noted: “Despite missing our revenue forecast for the quarter, we achieved a number of financial and operational objectives.  For the first time in two years, we posted positive cash flow, increasing our cash balance by 7 percent to $22.8 million.  Last quarter, we projected reduced inventory levels in the fourth quarter.  We exceeded our goal and reduced net inventories by over $5 million.  Through a combination of cost reduction efforts and the completion of R&D cycles, operating expenses reached the lowest level in over three and a half years.  Combined with four new product launches during the quarter, these accomplishments are significant and gratifying.

 “I’ve had a long history at Overland, and am grateful to the board for their confidence.  The last two years have been disappointing.  After the extreme efforts of the past several months, I am now optimistic, more so than at any time during the recent past.  The current core group of Overland employees exudes a level of pride, commitment and competence necessary to drive the company forward.  And, our current products, combined with four products scheduled for launch within the next two quarters, strengthen our ability to capture a larger share of our now expanded addressable market,” said LoForti.

“When Scott returned last November we faced a number of issues that required immediate correction.  At this point, manufacturing has stabilized and we believe we have regained our reputation for timely delivery of quality products.  The causes of the delays we previously experienced in new product delivery have been resolved, and we now have a refreshed set of products in market.  And, our product roadmap is active with further enhancements and upgrades that we believe will enable us to stay ahead of customer demand.  I am grateful to Scott for his leadership in especially difficult times.  We will count on his participation as we continue his initiatives to execute a sound recovery for Overland.”

“Also today, we are announcing that Kurt Kalbfleisch has been named interim chief financial officer.  Kurt, who will continue as our vice president of finance, is a highly valued member of Overland’s management; he’s been here for over 13 years, rising through the ranks of the finance department.  I am confident that Kurt will continue Overland’s traditions of fiscal conservatism, integrity and transparency.

“Our challenge now is to leverage our new product portfolio and drive our branded sales channel.  In April 2007, Bob Farkaly, a storage industry veteran, became vice president of worldwide sales.  Already, Bob is well along in reshaping the dynamics of the sales team, instilling new focus and discipline to enable them to competitively sell our new products.  Bob is working closely with Michael Kerman, our vice president of worldwide marketing and chief strategy officer, to design and implement programs that optimize our resources and leverage our channel partners.  With expenses stabilized, we will gradually begin to expand sales and marketing to spur the ramp of our new products.  Increased revenue, combined with focus on asset utilization and cash preservation, will enable us to accelerate our recovery,” concluded LoForti.

About Overland Storage

Now in its 26th year, Overland Storage is a market leader and innovative provider of smart, affordable data protection appliances that help midrange and distributed enterprises ensure business-critical data is constantly protected, readily available and always there. Overland’s award-winning products include NEO SERIES® and ARCvault™ tape libraries, REO SERIES® disk-based appliances with Virtual Tape Library (VTL) capabilities and ULTAMUS RAID high-performance, high-density storage. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include possible delays in new product introductions and shipments by the company including the new ULTAMUS and ARCvault product lines; possible delays in enhancements and new offerings in the company’s REO line; market acceptance of the company’s other new product offerings; the performance of the company’s newly restructured management team; the timing and market acceptance of new product introductions by competitors; unexpected charges resulting from the termination of the relationship with the company’s former outsourced manufacturing partner; inefficiencies and excessive manufacturing costs in the company’s San Diego facility; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the

Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s periodic reports currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault and ULTAMUS are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing third fiscal quarter results will be held beginning at 9:30 a.m. EDT, August 9, 2007, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti

Email: vloforti@overlandstorage.com

858-571-5555

Lisa Grau, HetzelMeade Communications

Email: lisa@hetzelmeade.com

760-635-8640

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net revenue	$34,058	$41,745	$160,443	$209,038
Cost of revenue	27,904	32,441	136,100	162,592
Gross profit	6,154	9,304	24,343	46,446

Operating expenses:
Sales and marketing	6,758	9,477	32,391	37,940
Research and development	2,599	5,376	14,999	18,752
General and administrative	2,637	3,520	13,387	14,564
Impairment of acquired technology	—	—	8,411	—
Acquired in-process research and development	—	—	—	1,121
Total expenses	11,994	18,373	69,188	72,377

Operating loss	(5,840)	(9,069)	(44,845)	(25,931)
Interest income, net	220	760	1,707	2,759
Other income, net	(205)	(61)	(698)	(139)
Loss before income taxes	(5,825)	(8,370)	(43,836)	(23,311)
Income taxes	197	(1,535)	275	(3,825)
Net loss	$(6,022)	$(6,835)	$(44,111)	$(19,486)

Net loss per share:
Basic and Diluted	$(0.47)	$(0.52)	$(3.45)	$(1.42)

Shares used in computing net loss per share:
Basic and Diluted	12,748	13,271	12,799	13,716

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	June 30,	June 30,
	2007	2006
	(unaudited)
ASSETS
Cash and equivalents	$17,503	$20,315
Short-term investments	5,322	42,197
Accounts receivable, net	22,572	30,321
Inventories	20,556	14,978
Other current assets	7,138	11,261
Total current assets	73,091	119,072
Property, plant and equipment, net	11,052	11,026
Other assets	3,910	14,671
Total assets	$88,053	$144,769

LIABILITIES & EQUITY
Current liabilities	$33,525	$42,691
Long-term debt	—	—
Other long-term liabilities	5,418	6,640
Shareholders’ equity	49,110	95,438
Total liabilities and equity	$88,053	$144,769